Exhibit 99.1

STAAR Surgical Reports Record Second Quarter Results for

Total Revenue, ICL Sales and ICL Units

LAKE FOREST, CA, July 31, 2019--- STAAR Surgical Company (NASDAQ: STAA), a leading developer, manufacturer and marketer of implantable lenses and companion delivery systems for the eye, today reported financial results for the second quarter ended June 28, 2019.

Second Quarter 2019 Overview

•	Net Sales of $39.7 Million (Up 17%) as Reported and $40.3 Million (Up 19%) Constant Currency from the Prior Year Quarter
•	ICL Sales of $34.4 Million (Up 26%) as Reported and $34.9 Million (Up 28%) Constant Currency from the Prior Year Quarter
•	ICL Units Up 34% from the Prior Year Quarter
•	Gross Margin at 75.4% Up 100 Basis Points from the Prior Year Quarter
•	Net Income of $0.08 per Share vs. Prior Year Quarter Net Income of $0.04 per Share
•	Cash and Cash Equivalents Ended the Quarter at $103.3 Million.

“The record second quarter 2019 results we reported today represent excellent progress for STAAR Surgical as we target paradigm change in refractive vision correction with our family of proprietary Collamer® lenses.  Growth metrics in the second quarter for ICL Sales, Units, Gross Margin, Operating Margin and GAAP EPS were all up meaningfully as compared to our breakout financial results in the year ago period. When coupled with a solid first quarter, we believe our second quarter results put us firmly on track to achieve or exceed our full year targets for 30% ICL unit growth, 20% company revenue growth, achievement of year-over-year improvements in GAAP net income, positive cash flow generation and a higher level of cash on our balance sheet,” said Caren Mason, President and CEO of STAAR Surgical. “Our ICL units were up 34% in the second quarter over the prior year period with growth of 48% in China, 43% in consolidated smaller APAC markets, 42% in Korea, 29% in Japan, 22% in India, 12% in Spain and 10% in Latin America. Importantly, in concert with record top line growth, key operating and financial metrics were strong during the second quarter with expanding margins, a doubling of our GAAP net income profitability and meaningful cash generation from operations. Subsequent to the end of the quarter we also took actions to advance our pipeline of ICL products with regulators, which notably included a European submission of data from our multi-site clinical trial for our EDOF lens for Presbyopia which met the clinical trial primary endpoint and a revised submission to the FDA for a least burdensome pathway forward encompassing a clinical trial for our EVO family of lenses in the U.S.”

Financial Overview – Q2 2019

Net sales were $39.7 million for the second quarter of 2019, up 17% as compared to $33.9 million reported in the prior year quarter. The sales increase was driven by ICL revenue and unit growth of 26% and 34%, respectively, which was partially offset by an anticipated decrease in other product sales, which declined 21% as compared to the prior year quarter. Currency, primarily the Euro, negatively impacted reported net sales by approximately $0.6 million in the second quarter. Adjusting for the impact of currency, net sales in the second quarter of 2019 were $40.3 million, representing 19% growth over the prior year quarter.

Exhibit 99.1

Gross profit margin for the second quarter of 2019 was 75.4% compared to the prior year period of 74.4%.  The 100 basis point increase in gross profit margin for the quarter is primarily due to favorable product mix resulting from increased sales of ICLs and lower other product sales.

Operating expenses for the quarter increased 14% to $25.3 million compared to the prior year quarter of $22.2 million.  General and administrative expenses were $7.5 million compared to the prior year quarter of $6.2 million.  The increase in general and administrative expenses was due to increased headcount and salary-related expenses, including stock-based compensation and increased facility costs and professional fees.  Marketing and selling expenses were $11.7 million compared to the prior year quarter of $10.7 million.  The increase in marketing and selling expenses was due to increased headcount and salary-related expenses including stock-based compensation, increased travel expenses and continued investments in digital, strategic, and consumer marketing. Research and development expenses were $6.1 million compared to the prior year quarter of $5.3 million.  The increase in research and development expenses is due to an increase in headcount and salary-related expenses, including stock-based compensation.

Operating income margin for the second quarter of 2019 increased 270 basis points to 11.6% as compared to the prior year operating income of 8.9%. The increase in operating income margin is attributable to higher gross margin and lower total operating expense as a percentage of sales in the second quarter of 2019 as compared to the prior year quarter.

Net income for the second quarter of 2019 was $3.9 million or approximately $0.08 per share compared with net income of $1.8 million or $0.04 per share for the prior year quarter.  Non-GAAP Adjusted Net Income for the second quarter of 2019 was $6.5 million or $0.14 per share compared to $3.9 million or $0.09 per share for the prior year quarter. The reconciliation between GAAP and non-GAAP financial information is provided in the financial tables included with this release.

Cash, cash equivalents, and restricted cash at June 28, 2019 totaled $103.3 million, compared to $104.0 million at the end of the fourth quarter of 2018.  The Company generated $3.5 million in cash from operations in the second quarter.

Conference Call

The Company will host a conference call and webcast today, Wednesday, July 31, 2019 at 4:30 p.m. Eastern / 1:30 p.m. Pacific to discuss its financial results and operational progress.  To access the conference call (Conference ID 7270219), please dial 855-765-5684 for domestic participants and 262-912-6252 for international participants. The live webcast can be accessed from the investor relations section of the STAAR website at www.staar.com.

A taped replay of the conference call (Conference ID 7270219) will be available beginning approximately one hour after the call’s conclusion for seven days. This replay can be accessed by dialing 855-859-2056 for domestic callers and 404-537-3406 for international callers. An archived webcast will also be available at www.staar.com.

Use of Non-GAAP Financial Measures

This press release includes supplemental non-GAAP financial information, which STAAR believes investors will find helpful in understanding its operating performance. “Adjusted Net Income” and “Adjusted Net Income Per Share” exclude the following items that are included in “Net Income” as calculated in accordance with U.S. generally accepted accounting principles (“GAAP”): gain or loss on foreign currency transactions and stock-based compensation expenses.  Management believes that “Adjusted Net Income” and “Adjusted Net Income Per Share” are useful to investors in gauging the outcome of the key drivers of the business performance:  the ability to increase sales revenue and our ability to increase profit margin by improving the mix of high value products while reducing the costs over which management has control.

Exhibit 99.1

Management has also excluded gains and losses on foreign currency transactions because of the significant fluctuations that can result from period to period as a result of market driven factors. Stock-based compensation expenses consist of expenses for stock options and restricted stock under the Financial Accounting Standards Board’s Accounting Standards Codification (ASC) 718.  In calculating Adjusted Net Income and Adjusted Net Income Per Share, STAAR excludes these expenses because they are non-cash expenses and because of the considerable judgment involved in calculating their values.  In addition, these expenses tend to be driven by fluctuations in the price of our stock and not by the same factors that generally affect our other business expenses.

The Company also uses Constant Currency as a Non-GAAP financial measure to exclude the effects of currency fluctuations on net sales. The Company conducts a significant part of its activities outside the U.S. It receives sales revenue and pays expenses principally in U.S. dollars, Swiss francs, Japanese yen and euros. The exchange rates between dollars and non-U.S. currencies can fluctuate greatly and can have a significant effect on the Company’s results when reported in U.S. dollars. In order to compare the Company's performance from period to period without the effect of currency, the Company will apply the same average exchange rate applicable in the prior period, or the "constant currency" rate to sales or expenses in the current period as well. Because changes in currency are outside of the control of the Company and its managers, management finds this non-GAAP measure useful in determining the long-term progress of its initiatives and determining whether its managers are achieving their performance goals. The Company believes that the non-GAAP constant-currency sales results measures provided in this press release are similarly useful to investors to give insight on long term trends in the Company's performance without the external effect of changes in relative currency values. The table below shows sales results calculated in accordance with GAAP, the effect of currency, and the resulting non-GAAP measure expressed in constant currency.

About STAAR Surgical

STAAR, which has been dedicated solely to ophthalmic surgery for over 30 years, designs, develops, manufactures and markets implantable lenses for the eye with companion delivery systems. These lenses are intended to provide visual freedom for patients, lessening or eliminating the reliance on glasses or contact lenses. All of these lenses are foldable, which permits the surgeon to insert them through a small incision. STAAR’s lens used in refractive surgery is called an Implantable Collamer® Lens or “ICL”, which includes the EVO Visian ICL™ product line. More than 1,000,000 Visian® ICLs have been implanted to date and STAAR markets these lenses in over 75 countries. To learn more about the ICL go to: www.discovericl.com.  Headquartered in Lake Forest, CA, the company operates manufacturing and packaging facilities in Aliso Viejo, CA, Monrovia, CA and Nidau, Switzerland. For more information, please visit the Company’s website at www.staar.com.

Safe Harbor

All statements in this press release that are not statements of historical fact are forward-looking statements, including statements about any of the following: any financial projections, including those relating to the plans, strategies, and objectives of management for 2019 or prospects for achieving such plans, expectations for sales, revenue, or earnings, product safety or effectiveness, the status of our pipeline of ICL products with regulators, including our EDOF lens for Presbyopia and our EVO family of lenses in the U.S., and any statements of assumptions underlying any of the foregoing, including those relating to our product pipeline and market expansion activities. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in the Company’s Annual Report on Form 10-K for the year ended December 28, 2018 under the caption “Risk Factors,” which is on file with the Securities and Exchange Commission and available in the “Investor Information” section of the company’s website under the heading “SEC Filings.” We disclaim any intention or obligation to update or revise any financial projections or forward-looking statement due to new information or events.

Exhibit 99.1

These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include the following: global economic conditions; the discretion of regulatory agencies to approve or reject existing, new or improved products, or to require additional actions before approval, or to take enforcement action; potential international trade disputes; and the willingness of surgeons and patients to adopt a new or improved product and procedure. The Visian ICL with CentraFLOW, now known as EVO Visian ICL, is not yet approved for sale in the United States.

CONTACT:Investors & Media

Brian Moore

Sr. Director, Investor, Media Relations and Corporate Development

(626) 303-7902, Ext. 3023

bmoore@staar.com

Exhibit 99.1

Consolidated Balance Sheets
(in 000's)
Unaudited

	June 28, 2019	December 28, 2018
ASSETS
Current assets:
Cash and cash equivalents	$103,251	$103,877
Accounts receivable trade, net	32,962	25,946
Inventories, net	16,328	16,704
Prepayments, deposits, and other current assets	6,367	5,045
Total current assets	158,908	151,572
Property, plant, and equipment, net	13,382	11,451
Finance lease right-of-use assets, net	2,338	-
Operating lease right-of-use assets, net	7,219	-
Intangible assets, net	261	243
Goodwill	1,786	1,786
Deferred income taxes	1,355	1,278
Other assets	713	1,009
Total assets	$185,962	$167,339

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Line of credit	$2,854	$3,780
Accounts payable	8,097	6,524
Obligations under finance leases	960	1,098
Obligations under operating leases	2,766	-
Allowance for sales returns	3,263	2,895
Other current liabilities	10,771	13,431
Total current liabilities	28,711	27,728
Obligations under finance leases	580	459
Obligations under operating leases	4,580	-
Deferred income taxes	1,406	1,022
Asset retirement obligations	212	206
Deferred rent	-	188
Pension liability	6,138	5,310
Total liabilities	41,627	34,913

Stockholders' equity:
Common stock	445	442
Additional paid-in capital	296,063	289,584
Accumulated other comprehensive loss	(1,602)	(1,320)
Accumulated deficit	(150,571)	(156,280)
Total stockholders' equity	144,335	132,426
Total liabilities and stockholders' equity	$185,962	$167,339

Exhibit 99.1

Consolidated Statements of Income
(In 000's except for per share data)
Unaudited

	Three Months Ended						Six-Months Ended
	% of	June 28, 2019	% of	June 29, 2018	Fav (Unfav)		% of	June 28, 2019	% of	June 29, 2018	Fav (Unfav)
	Sales		Sales		Amount	%	Sales		Sales		Amount	%
Net sales	100.0%	$39,664	100.0%	$33,905	$5,759	17.0%	100.0%	$72,247	100.0%	$60,998	$11,249	18.4%

Cost of sales	24.6%	9,765	25.6%	8,678	(1,087)	-12.5%	25.1%	18,168	26.8%	16,340	(1,828)	-11.2%

Gross profit	75.4%	29,899	74.4%	25,227	4,672	18.5%	74.9%	54,079	73.2%	44,658	9,421	21.1%

Selling, general and administrative expenses:
General and administrative	18.9%	7,508	18.3%	6,196	(1,312)	-21.2%	19.9%	14,345	19.6%	11,967	(2,378)	-19.9%
Marketing and selling	29.5%	11,682	31.4%	10,659	(1,023)	-9.6%	30.2%	21,825	29.7%	18,113	(3,712)	-20.5%
Research and development	15.4%	6,098	15.8%	5,346	(752)	-14.1%	16.3%	11,733	17.6%	10,753	(980)	-9.1%
Total selling, general, and administrative expenses	63.8%	25,288	65.5%	22,201	(3,087)	-13.9%	66.4%	47,903	66.9%	40,833	(7,070)	-17.3%

Operating income	11.6%	4,611	8.9%	3,026	1,585	52.4%	8.5%	6,176	6.3%	3,825	2,351	61.5%

Other income (expense):
Interest Income (expense), net	0.7%	259	-0.1%	(24)	283	1179.2%	0.7%	530	-0.1%	(36)	566	1572.2%
Gain (loss) on foreign currency transactions	0.0%	11	-1.5%	(520)	531	102.1%	-0.3%	(237)	-0.9%	(597)	360	60.3%
Royalty income	0.4%	163	0.5%	149	14	9.4%	0.5%	334	0.5%	306	28	9.2%
Other income, net	0.0%	1	0.0%	4	(3)	-75.0%	0.1%	98	0.0%	21	77	366.7%
Total other income (expense), net	1.1%	434	-1.1%	(391)	825	211.0%	1.0%	725	-0.5%	(306)	1,031	336.9%

Income before provision for income taxes	12.7%	5,045	7.8%	2,635	2,410	91.5%	9.5%	6,901	5.8%	3,519	3,382	96.1%

Provision for income taxes	2.9%	1,131	2.4%	805	(326)	-40.5%	2.2%	1,620	1.8%	1,106	(514)	-46.5%

Net income	9.8%	$3,914	5.4%	$1,830	$2,084	113.9%	7.3%	$5,281	4.0%	$2,413	$2,868	118.9%

Net income per share - basic		$0.09		$0.04				$0.12		$0.06
Net income per share - diluted		$0.08		$0.04				$0.11		$0.06

Weighted average shares outstanding - basic		44,479		41,723				44,357		41,568
Weighted average shares outstanding - diluted		46,733		43,999				46,842		43,654

Exhibit 99.1

Consolidated Statements of Cash Flows
(in 000's)
Unaudited
	Three Months Ended		Six-Months Ended
	June 28, 2019	June 29, 2018	June 28, 2019	June 29, 2018

Cash flows from operating activities:
Net income	$3,914	$1,830	$5,281	$2,413
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation of property and equipment	761	619	1,983	1,168
Amortization of long-lived intangibles	9	8	17	17
Deferred income taxes	314	266	393	358
Change in net pension liability	84	72	203	159
Stock-based compensation expense	2,579	1,598	5,220	2,899
Loss on disposal of property and equipment	-	-	-	6
Provision for sales returns and bad debts	2	130	(32)	644
Inventory provision	332	247	787	753
Changes in working capital:
Accounts receivable	(5,979)	(3,635)	(6,533)	(6,390)
Inventories	113	(1,140)	106	(1,536)
Prepayments, deposits and other current assets	1,163	(159)	(1,154)	(889)
Accounts payable	748	(1,082)	563	956
Other current liabilities	(563)	1,022	(2,626)	1,748
Net cash provided by (used in) operating activities	3,477	(224)	4,208	2,306

Cash flows from investing activities:
Acquisition of property and equipment	(2,398)	(304)	(4,601)	(1,269)
Increase in patents and licenses	-	-	(30)	-
Net cash used in investing activities	(2,398)	(304)	(4,631)	(1,269)

Cash flows from financing activities:
Repayment on line of credit	(500)	-	(999)	-
Repayment of finance lease obligations	(316)	(501)	(681)	(881)
Proceeds from vested resricted stock and exercise of stock options	488	1,953	1,112	2,407
Net cash provided by (used in) financing activities	(328)	1,452	(568)	1,526

Effect of exchange rate changes on cash, cash equivalents and restricted cash	267	(449)	243	163

Increase (decrease) in cash, cash equivalents and restricted cash	1,018	475	(748)	2,726
Cash, cash equivalents and restricted cash, at beginning of the period	102,233	20,892	103,999	18,641
Cash, cash equivalents and restricted cash, at end of the period	$103,251	$21,367	$103,251	$21,367

Exhibit 99.1

Global Sales
(in 000's)
Unaudited

	Three Months Ended					Six-Months Ended
		June 28, 2019		June 29, 2018	% Change		June 28, 2019		June 29, 2018	% Change
Sales by Region					Fav (Unfav)					Fav (Unfav)
North America	6.2%	$2,442	6.7%	$2,275	7.3%	6.4%	$4,640	7.1%	$4,354	6.6%
Europe, Middle East, Africa, Latin America	19.6%	7,786	23.8%	8,064	-3.4%	22.2%	16,051	27.2%	16,573	-3.1%
Asia Pacific	74.2%	29,436	69.5%	23,566	24.9%	71.4%	51,556	65.7%	40,071	28.7%
Total Sales	100.0%	$39,664	100.0%	$33,905	17.0%	100.0%	$72,247	100.0%	$60,998	18.4%

Core Product Sales
ICLs	86.8%	$34,432	80.5%	$27,292	26.2%	86.1%	$62,218	79.4%	$48,450	28.4%
Other Product Sales
IOLs	9.8%	3,874	12.3%	4,186	-7.5%	10.9%	7,891	13.5%	8,244	-4.3%
Injector Parts and Other	3.4%	1,358	7.2%	2,427	-44.0%	3.0%	2,138	7.1%	4,304	-50.3%
Total Other Sales	13.2%	5,232	19.5%	6,613	-20.9%	13.9%	10,029	20.6%	12,548	-20.1%
Total Sales	100.0%	$39,664	100.0%	$33,905	17.0%	100.0%	$72,247	100.0%	$60,998	18.4%

Exhibit 99.1

Reconciliation of Non-GAAP Financial Measure
Adjusted Net Income and Net Income Per Share
(in 000's)
Unaudited	Three Months Ended		Six-Months Ended
	June 28, 2019	June 29, 2018	June 28, 2019	June 29, 2018

Net income (as reported)	$3,914	$1,830	$5,281	$2,413
Less:
Foreign currency impact	(11)	520	237	597
Stock-based compensation expense	2,579	1,598	5,220	2,899
Net income (adjusted)	$6,482	$3,948	$10,738	$5,909

Net income per share, basic (as reported)	$0.09	$0.04	$0.12	$0.06
Foreign currency impact	-	0.01	-	0.01
Stock-based compensation expense	0.06	0.04	0.12	0.07
Net income per share, basic (adjusted)	$0.15	$0.09	$0.24	$0.14

Net income per share, diluted (as reported)	$0.08	$0.04	$0.11	$0.06
Foreign currency impact	-	0.01	0.01	0.01
Stock-based compensation expense	0.06	0.04	0.11	0.07
Net income per share, diluted (adjusted)	$0.14	$0.09	$0.23	$0.14

Weighted average shares outstanding - Basic	44,479	41,723	44,357	41,568
Weighted average shares outstanding - Diluted	46,733	43,999	46,842	43,654

Note: Net income per share (adjusted), basic and diluted, may not add due to rounding

Exhibit 99.1

STAAR Surgical Company
Reconciliation of Non-GAAP Financial Measure
Constant Currency Sales
(in 000's)
Unaudited

	Three Months Ended
	June 28, 2019	Effect of	Constant	June 29, 2018	As Reported		Constant Currency
Sales		Currency	Currency		$ Change	% Change	$ Change	% Change
ICL	$34,432	$509	$34,941	$27,292	$7,140	26.2%	$7,649	28.0%
IOL	3,874	94	3,968	4,186	(312)	-7.5%	(218)	-5.2%
Other	1,358	7	1,365	2,427	(1,069)	-44.0%	(1,062)	-43.8%
Total Sales	$39,664	$610	$40,274	$33,905	$5,759	17.0%	$6,369	18.8%

	Six Months Ended
	June 28, 2019	Effect of	Constant	June 29, 2018	As Reported		Constant Currency
Sales		Currency	Currency		$ Change	% Change	$ Change	% Change
ICL	$62,218	$1,049	$63,267	$48,450	$13,768	28.4%	$14,817	30.6%
IOL	7,891	243	8,134	8,244	(353)	-4.3%	(110)	-1.3%
Other	2,138	10	2,148	4,304	(2,166)	-50.3%	(2,156)	-50.1%
Total Sales	$72,247	$1,302	$73,549	$60,998	$11,249	18.4%	$12,551	20.6%